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                                                                    Exhibit 4.1

                       AMENDMENT NO. 1 TO RIGHTS AGREEMENT


     THIS AMENDMENT NO. 1 (this "Amendment"), dated as of December 11, 2000, to the Rights Agreement, dated as of November 17, 1998 (the "Rights Agreement"), between Nanogen, Inc., a Delaware corporation (the "Company"), and FleetBoston, N.A., as Rights Agent (the "Rights Agent"), is made with reference to the following facts:

     A. The Company and the Rights Agent have heretofore entered into the Rights Agreement. Pursuant to Section 27 of the Rights Agreement, the Company and the Rights Agent may, from time to time, supplement or amend the Rights Agreement in accordance with the provisions of such Section.

     B. The Board of Directors of the Company has determined that it is in the best interests of the Company to amend the Rights Agreement such that, with respect to the acquisition by Citigroup Inc. and its Affiliates and Associates (as those terms are defined in the Rights Agreement) (collectively, "Citigroup") of up to an aggregate of 25% of the shares of Common Stock of the Company, Citigroup will not become an "Acquiring Person" and no "Stock Acquisition Date" or "Distribution Date" (as such terms are defined in the Rights Agreement) will occur, so long as Citigroup holds such shares solely as a Schedule 13G (or successor form) filer ("13G-Filer") under the Securities Exchange Act of 1934.

     NOW, THEREFORE, in consideration of the foregoing and the mutual agreements set forth herein, the parties hereto agree as follows:

     1. The definition of "Acquiring Person" set forth in Section 1(a) of the Rights Agreement is hereby amended in its entirety to read as follows:

          (a) "Acquiring Person" shall mean any Person (as such term is hereinafter defined) who or which, together with all Affiliates (as such term is hereinafter defined) and Associates (as such term is hereinafter defined) of such Person, shall be the Beneficial Owner (as such term is hereinafter defined) of securities representing 15% or more of the shares of Common Stock then outstanding or who or which was such a Beneficial Owner at any time after the date hereof, whether or not such Person continues to be the Beneficial Owner of securities representing 15% or more of the outstanding shares of Common Stock. Notwithstanding the foregoing,

               (i) in no event shall a Person who or which, together with all Affiliates and Associates of such Person, is the Beneficial Owner of less than 15% of the Company's outstanding shares of Common Stock become an Acquiring Person solely as a result of a reduction of the number of shares of outstanding Common Stock, including repurchases of outstanding shares of Common Stock by the Company, which reduction increases the percentage of outstanding shares of Common Stock beneficially owned by such Person (provided that any subsequent increase in the amount of Common Stock beneficially owned by such Person, together with all Affiliates and


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Associates of such Person, without the prior approval of the Board of Directors of the Company shall cause such Person to be an Acquiring Person);

               (ii) the term Acquiring Person shall not mean (A) the Company,
(B) any subsidiary of the Company (as such term is hereinafter defined), (C) any employee benefit plan of the Company or any of its subsidiaries, (D) any entity holding securities of the Company organized, appointed or established by the Company or any of its subsidiaries for or pursuant to the terms of any such plan or (E) Citigroup as a result of the acquisition by Citigroup of up to 25% of the shares of Common Stock of the Company; provided, however, that the provisions of this clause (E) shall remain in effect only so long as Citigroup retains its status as a 13G Filer and; provided, further, if Citigroup inadvertently acquires more than 25% of the shares of Common Stock of the Company and, promptly after becoming aware of such fact, Citigroup divests a sufficient number of shares of the Company's Common Stock so that Citicorp's beneficial ownership no longer exceeds 25% of the shares of the Company's Common Stock, than the provisions of this clause (E) shall remain in effect; and

               (iii) no Person shall be deemed to be an Acquiring Person if (A) within five business days after such Person would otherwise have become an Acquiring Person (but for the operation of this clause (iii)), such Person notifies the Board of Directors that such Person did so inadvertently and within two business days after such notification, such Person is the Beneficial Owner of less than 15% of the outstanding shares of Common Stock, (B) by reason of such Person's Beneficial Ownership of 15% or more of the outstanding shares of Common Stock on the date hereof if prior to the Record Date, such Person notifies the Board of Directors that such Person is no longer the Beneficial Owner of 15% or more of the then outstanding shares of Common Stock or (C) if the Board of Directors determines in good faith that a Person who would otherwise be an "Acquiring Person," as defined pursuant to the foregoing provisions of this paragraph (a), has become such inadvertently, and such Person divests as promptly as practicable a sufficient number of shares of Common Stock so that such Person would no longer be an "Acquiring Person," as defined pursuant to the foregoing provisions of this paragraph (a).

     2. The first sentence of Section 3(a) of the Rights Agreement is hereby amended by adding the following to the end of such sentence:

     ; PROVIDED, HOWEVER, that in no event shall a Distribution Date be deemed to occur as a result of the acquisition by Citigroup of up to 25% of the shares of Common Stock of the Company, so long as Citigroup retains its status as a 13G Filer and, provided, further, that if Citigroup inadvertently acquires more than 25% of the shares of Common Stock of the Company and, promptly after becoming aware of such fact, Citicorp divests a sufficient number of shares of the Company's Common Stock so that Citicorp's beneficial ownership no longer exceeds 25% of the shares of the Company's Common Stock, than no Distribution Date shall be deemed to occur.

     3. No "Stock Acquisition Date" shall be deemed to occur under the Rights Agreement as a result of the acquisition by Citigroup of up to 25% of the shares of Common Stock of the Company, so long as Citigroup retains its status as a 13G Filer and, provided further, that if


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Citigroup inadvertently acquires more than 25% of the shares of Common Stock of the Company and, promptly after becoming aware of such fact, Citigroup divests a sufficient number of shares of the Company's Common Stock so that Citigroup's beneficial ownership of the Company's Common Stock no longer exceeds 25% of the shares of the Company's Common Stock, than no Stock Acquisition Date shall be deemed to occur under the Rights Agreement.

     4. Section 26 of the Rights Agreement is hereby amended to substitute "Equiserve Limited Partnership" for "Boston Equiserve Limited Partnership."


     5. All amendments made to the Rights Agreement in this Amendment shall be deemed to apply retroactively as well as prospectively.

     6. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with all laws of such State applicable to contracts to be made and performed entirely within such State.

     7. This Amendment may be executed in counterparts, each of which shall be an original, but such counterparts shall together constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, all as of the date and year first above written.


Attest:                                       NANOGEN, INC.

By:   /s/ Kieran T. Gallahue                  By:  /s/ Howard C. Birndorf
      ------------------------                     -----------------------------
      Kieran T. Gallahue                           Howard C. Birndorf

Title: President and Chief                    Title: Chairman of the Board and
       Financial Officer                             Chief Executive Officer
       ------------------------                      ---------------------------



Attest:                                       FLEETBOSTON, N.A.


By:   /s/ Therese M. Collins                  By:  /s/ Katherine Anderson
      ------------------------                     -----------------------------

Title: Account Manager                        Title: Director of Client Services
       ------------------------                      ---------------------------


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